LightPath Technologies Announces Preliminary Third Quarter Results

Backlog Increase 23% to $3.63 Million; Third Quarter Conference Call Scheduled for April 28th at 4:00 PM EDT

ORLANDO, FL -- (Marketwire - April 12, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath" or "we"), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today its preliminary financial results for the third quarter ended March 31, 2011.

The Company reported preliminary revenue of $2.43 million for the third quarter of fiscal 2011, a decrease of 9%, as compared to $2.66 million for the same period last year. Cash on hand as of March 31, 2011 was $1.0 million as compared to $1.46 million on June 30, 2010. Backlog scheduled to ship within the next 12 months was $3.63 million as of March 31, 2011, an increase of $683,000 as compared to backlog on June 30, 2010.

Jim Gaynor, President and CEO of LightPath, stated, "This quarter we continued to execute our business plan and made good progress expanding our presence in our targeted markets. We increased our channels to the Asian market with the addition of two high quality distributors. Production rates remained at record levels producing over 468,000 lenses. Cash used was for expansion and capacity growth. Our disclosure backlog increased 23% to $3.63 million with orders booked during the quarter exceeding $3.0 million. Revenue was down slightly reflecting the impact of the long Chinese New Year holiday in February. We also stabilized our debt by extending the maturity date of our convertible debentures from August 2011 to August 2013. The current outstanding principal amount due under the debentures is $1.1 million."

Gaynor continued, "We have positioned the company to take advantage of our chosen markets with lower costs and higher volumes as the economy continues to improve. We are excited by the opportunities we see and anticipate strong top and bottom line growth."

LightPath will host a conference call to discuss the Company's financial and operational results for the third quarter of fiscal 2011. Details of the call are as follows:

Date: Thursday, April 28, 2011
Time: 4:00 p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033
Webcast available at Precision IR: www.precisionir.com

Participants are recommended to dial-in approximately 5 to 10 minutes prior to the start of the call. A replay of the call will be available approximately three hours after completion through May 5, 2011. To listen to the replay, dial 1-877-660-6853 (within the U.S.) and 1-201-612-7415 (international calls), and enter account # 286 and conference ID # 370908.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com